                                                                   Exhibit 99.2


                           CONVERSION VALUATION REPORT


        ================================================================


                         Valued as of February 13, 2001


                                 GLOBE HOMESTEAD

                               Metairie, Louisiana



                                  Prepared By:



                               Ferguson & Company
                                    Suite 305
                            860 West Airport Freeway
                               Hurst, Texas 76054
                                  817/577-9558

                           [FERGUSON & CO. LETTERHEAD]








                      STATEMENT OF APPRAISER'S INDEPENDENCE
                                 GLOBE HOMESTEAD
                               METAIRIE, LOUISIANA

         We are the appraiser for Globe Homestead ("Globe" or "Association") in connection with its mutual to stock conversion. We are submitting our independent estimate of the pro forma market value of the Association's stock to be issued in the conversion. In connection with our appraisal of the Association's to-be-issued stock, we have received a fee which was not related to the estimated final value. The estimated pro forma market value is solely the opinion of our company and it was not unduly influenced by the Association, its conversion counsel, its selling agent, or any other party connected with the conversion.

         Globe has agreed to indemnify Ferguson & Company under certain circumstances against liabilities arising out of our services. Specifically, we are indemnified against liabilities arising from our appraisal except to the extent such liabilities are determined to have arisen because of our negligence or willful conduct.

                                            Ferguson & Company

                                            /s/ Robin L. Fussell


                                            Robin L. Fussell
                                            Principal

February 19, 2001

                           [FERGUSON & CO. LETTERHEAD]



                                FEBRUARY 19, 2001



BOARD OF DIRECTORS
GLOBE HOMESTEAD
4051 VETERANS BOULEVARD
SUITE 100
METAIRIE, LOUISIANA 70002

DEAR DIRECTORS:

         We have completed and hereby provide, as of February 13, 2001, an independent appraisal of the estimated pro forma market value of Globe Homestead ("Globe" or the "Association"), Metairie, Louisiana, in connection with the conversion of Globe from the mutual to stock form of organization ("Conversion"). This appraisal report is furnished pursuant to the regulatory filing of the Association's Application for Conversion ("Form AC") with the Office of Thrift Supervision ("OTS").

         Ferguson & Company ("F&C") is a consulting firm that specializes in providing financial, economic, and regulatory services to financial institutions. The background and experience of F&C is presented in Exhibit I. We believe that, except for the fees we will receive for preparing the appraisal, we are independent. F&C personnel are prohibited from owning stock in conversion clients for a period of at least one year after conversion.

         In preparing our appraisal, we have reviewed Globe's Application for Approval of Conversion, including the Proxy Statement as filed with the OTS. We conducted an analysis of Globe that included discussions with Roth Murphy Sanford L.L.P., the Association's independent auditors, and with Elias, Matz, Tiernan & Herrick L.L.P., the Association's conversion counsel. In addition, where appropriate, we considered information based on other available published sources that we believe is reliable; however, we cannot guarantee the accuracy or completeness of such information.

         We also reviewed the economy in Globe's primary market area and compared the Association's financial condition and operating results with that of selected publicly traded thrift institutions. We reviewed conditions in the securities markets in general and in the market for thrifts stocks in particular.

         Our appraisal is based on Globe's representation that the information contained in the Form AC and additional evidence furnished to us by the Association and its independent auditors are truthful, accurate, and complete. We did not independently verify the financial statements and other information provided by Globe and its auditors, nor did we independently value the Association's assets or liabilities. The valuation considers Globe only as a going concern and should not be considered an indication of its liquidation value.

         It is our opinion that, as of February 13, 2001, the estimated pro forma market value of Globe was $2,300,000, or 230,000 shares at $10.00 per share. The resultant valuation range was $1,955,000 at the minimum (195,500 shares at $10.00 per share) to $2,645,000 at the maximum (264,500 shares at $10.00 per share), based on a range of 15 percent below and above the midpoint valuation. The supermaximum was $3,041,750 (304,175 shares at $10.00 per share).

BOARD OF DIRECTORS
FEBRUARY 19, 2001
PAGE 2

         Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock in the Conversion. Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the Conversion will thereafter be able to sell such shares at prices related to the foregoing estimate of the Association's pro forma market value. F&C is not a seller of securities within the meaning of any federal or state securities laws and any report prepared by F&C shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.

         Our opinion is based on circumstances as of the date hereof, including current conditions in the United States securities markets. Events occurring after the date hereof, including, but not limited to, changes affecting the United States securities markets and subsequent results of operations of Globe, could materially affect the assumptions used in preparing this appraisal.

         The valuation reported herein will be updated as provided in the OTS conversion regulations and guidelines. Any updates will consider, among other things, any developments or changes in Globe's financial performance and condition, management policies, and current conditions in the equity markets for thrift shares. Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments will be made to the estimated pro forma market value. The reasons for any such adjustments will be explained in detail at the time.

                                              Respectfully,
                                              FERGUSON & COMPANY

                                              /s/ Robin L. Fussell


                                              Robin L. Fussell
                                              Principal

FERGUSON & COMPANY



                                TABLE OF CONTENTS

                                 GLOBE HOMESTEAD

                               METAIRIE, LOUISIANA

                                                                                                                 PAGE
                                                                                                                 ----
INTRODUCTION                                                                                                      1

SECTION I. - FINANCIAL CHARACTERISTICS                                                                            2

PAST & PROJECTED ECONOMIC CONDITIONS                                                                              2

FINANCIAL CONDITION OF INSTITUTION                                                                                2

         BALANCE SHEET TRENDS                                                                                     2

         ASSET/LIABILITY MANAGEMENT                                                                               2

         INCOME AND EXPENSE TRENDS                                                                                2

         REGULATORY CAPITAL REQUIREMENTS                                                                          3

         LENDING                                                                                                  3

         NON-PERFORMING ASSETS                                                                                    3

         CLASSIFIED ASSETS                                                                                        3

         LOAN LOSS ALLOWANCE                                                                                      3

         MORTGAGE-BACKED  SECURITIES AND INVESTMENTS                                                              3

         SAVINGS DEPOSITS                                                                                         3

         BORROWINGS                                                                                               4

         SUBSIDIARIES                                                                                             4

         LEGAL PROCEEDINGS                                                                                        4

EARNINGS CAPACITY OF THE INSTITUTION                                                                              4

         ASSET-SIZE-EFFICIENCY OF ASSET UTILIZATION                                                               4

         INTANGIBLE VALUES                                                                                        4

         EFFECT OF GOVERNMENT REGULATIONS                                                                         4

         OFFICE FACILITIES                                                                                        5

SECTION II - MARKET AREA                                                                                          1

DEMOGRAPHICS                                                                                                      1

FERGUSON & COMPANY

                                 GLOBE HOMESTEAD

                               METAIRIE, LOUISIANA

                                                                                                                 PAGE
                                                                                                                 ----
SECTION III - COMPARISON WITH PUBLICLY TRADED THRIFTS                                                             1

COMPARATIVE DISCUSSION                                                                                            1

         SELECTION CRITERIA                                                                                       1

         PROFITABILITY                                                                                            2

         BALANCE SHEET CHARACTERISTICS                                                                            2

         RISK FACTORS                                                                                             2

         SUMMARY OF FINANCIAL COMPARISON                                                                          3

FUTURE PLANS                                                                                                      3

SECTION IV - CORRELATION OF MARKET VALUE                                                                          1

MARKETABILITY & LIQUIDITY OF STOCK TO BE ISSUED                                                                   1

         FINANCIAL ASPECTS                                                                                        1

         MARKET AREA                                                                                              2

         MANAGEMENT                                                                                               2

         DIVIDENDS                                                                                                2

         LIQUIDITY                                                                                                2

         THRIFT EQUITY MARKET CONDITIONS                                                                          2

LOUISIANA ACQUISITIONS                                                                                            3

EFFECT OF INTEREST RATES ON THRIFT STOCK                                                                          3

         ADJUSTMENTS CONCLUSION                                                                                   5

         VALUATION APPROACH                                                                                       5

         VALUATION CONCLUSION                                                                                     6


FERGUSON & COMPANY

                                 GLOBE HOMESTEAD

                               METAIRIE, LOUISIANA

     TABLE
     NUMBER                          TABLE TITLE                                                           PAGE
     ------                          -----------                                                           ----
                    SECTION I  -  FINANCIAL CHARACTERISTICS

        1           Selected Financial Data                                                                  6
        2           Operating Ratios                                                                         7
        3           Interest Rate Shock                                                                      8
        4           Regulatory Capital Compliance                                                            9
        5           Loan Portfolio Composition                                                              10
        6           Loan Maturities                                                                         11
        7           Loan Origination, Purchase, and Repayment Activity                                      12
        8           Average Balances, Rates, and Yields                                                     13
        9           Rate/Volume Analysis                                                                    14
        10          Non-Performing Assets                                                                   15
        11          Analysis of Allowance for Loan Losses                                                   16
        12          Allocation of Allowance for Loan Losses                                                 17
        13          Investment Securitiess                                                                  18
        14          Investments at December 31, 2000                                                        19
        15          Savings Deposits Detail                                                                 20
        16          Certificate of Deposit Maturities                                                       21
        17          Savings Activity                                                                        21
        18          Large CD Maturities                                                                     22
        19          Borrowings                                                                              23
        20          Offices                                                                                 24

                    SECTION II  -  MARKET AREA

        1           Demographic Trends                                                                       3
        2           Summary of Building Permits                                                              4
        3           Market Area Deposits                                                                     6
        4           Percent Employment by Industry                                                           7

                    SECTION III - COMPARISON WITH PUBLICLY
                    TRADED THRIFTS

        1           Comparatives General Characteristics                                                     4
        2           Key Financial Indicators                                                                 5
        3           Pro Forma Comparisons                                                                    6


FERGUSON & COMPANY

                                GLOBE HOMESTEAD

                              METAIRIE, LOUISIANA


     TABLE
     NUMBER                        TABLE TITLE                                                             PAGE
     ------                        -----------                                                             ----
                    SECTION IV  - CORRELATION OF MARKET VALUE

        1           Appraisal Earnings Adjustments                                                           1
        2           Louisiana Acquisitions                                                                   7
        3           Recent Conversions                                                                      10
        4           Recent Pink Sheet Conversions                                                           12
        5           Comparison of Pricing Ratios                                                            14



      FIGURE
      NUMBER                                         LIST OF FIGURES                                       PAGE
      ------                                         ---------------                                       ----
                    SECTION IV  -  CORRELATION OF MARKET VALUE

        1           SNL Index                                                                               16
        2           Interest Rates                                                                          17

                                                     EXHIBIT TITLE
                                                     -------------

Exhibit I - Ferguson & Company Qualifications

Exhibit II - Selected Region, State, and Comparatives Information

Exhibit III - Globe Homestead, Louisiana, and United States BankSearch Reports

Exhibit IV - Comparative Group BankSearch Reports

Exhibit V - Selected Publicly Traded Thrifts

Exhibit VI - Comparative Group Selection

Exhibit VII - Pro Forma Calculations

         Pro Forma Assumptions
         Pro Forma Effect of Conversion Proceeds At the Minimum of the Range Pro Forma Effect of Conversion Proceeds At the Midpoint of the Range Pro Forma Effect of Conversion Proceeds At the Maximum of the Range Pro Forma Effect of Conversion Proceeds At the SuperMax of the Range Pro Forma Analysis Sheet

                                    SECTION I
                            FINANCIAL CHARACTERISTICS

FERGUSON & COMPANY                                                 SECTION I

                                  INTRODUCTION

         Globe Homestead FSA ("Globe" or "Association") is a federally chartered, federally insured mutual savings and loan association located in Metairie (Jefferson Parish), Louisiana. It was chartered in 1937 and obtained federal insurance of accounts that same year. In November 2000, the Board of Directors adopted a plan to convert to a stock savings and loan association, via a standard mutual to stock conversion.

         At December 31, 2000, Globe had total assets of $24.8 million, loans of $17.3 million, mortgage-backed securities of $6.0 million, interest-bearing deposits in other banks of $0.8 million, deposits of $17.8 million, borrowings of $3.5 million, and net worth of $3.3 million, or 13.2% of assets.

         The Association has one office, which is located in Metairie, Louisiana. Louisiana is in the southeastern portion of the United States. Metairie is located in the southeastern portion of Louisiana in Jefferson Parish. It is in the New Orleans Metropolitan Statistical Area ("MSA"), just east of the Mississippi River, within 40 miles of the Mississippi border.

         Globe is a traditional thrift with a moderate orientation to passive investments. At December 31, 2000, it had 27.7% of its assets in cash and securities versus 49.2% at December 31, 1997. It invests primarily in (1) 1-4 family loans, (2) mortgage-backed securities, and (3) temporary cash investments. It is funded principally by savings deposits, borrowings, and existing net worth. It has relied on borrowings in recent years to supplement its operations.

         The Association offers a limited variety of loan products to accommodate its customer base and single-family loans dominate the Association's loan portfolio. In recent years, Globe has concentrated its lending in 15 year fixed rate single-family loans. At December 31, 2000, loans on 1-4 family dwellings made up 68.0% of total assets and 96.5% of the loan portfolio. Mortgage-backed securities made up 24.0% of total assets. Cash and investment securities made up 3.7% of Globe's assets at December 31, 2000.

         Globe had $19,000 in non-performing assets at December 31, 2000, as compared to $50,000 at December 31, 1996.

         Savings deposits increased slightly during the period from December 31, 1996, to December 31, 2000 ($1.319 million), a compound annual rate of growth of 1.94%. Savings increased $1,654 thousand (10.0%) in 1997, increased $274 thousand (1.5%) in 1998, decreased $181 thousand (1.0%) in 1999, and decreased $428 thousand (2.3%) in 2000. Globe has relied on borrowings as a supplemental funding source during recent years. It had $3.5 million in borrowings at December 31, 2000, and it had a maximum of $5.5 million in borrowings outstanding during the year ended December 31, 2000.

         The Association's capital to assets ratio has fluctuated between a low of 12.1% and a high of 14.1% of assets between December 31, 1996, and 2000, with a ratio of 13.2% at December 31, 2000. Equity capital, as a percentage of assets, has decreased from 14.1% at December 31, 1996, to 13.2% at December 31, 2000. Over the period from December 31, 1996, to 2000, equity increased at an annual compounded rate of 3.18% versus 4.82% for assets.

         Globe's profitability, as measured by return on average assets ("ROAA") and return on average equity ("ROAE"), has consistently been below its peer group average of Louisiana based thrifts filing TFR's with the OTS. For the years ending December 31, 1995, 1996, 1997, 1998, and 1999, and the nine months ended September 30, 2000, Globe's ROAA was 0.62%, 0.44%, 0.70%, 0.25%, 0.37%, and 0.36%, respectively, as compared to the composite of OTS-supervised thrifts in Louisiana at 0.98%, 0.57%, 0.96%, 0.88%, 0.80%, and 0.76%. For the periods listed in the preceding sentence, Globe's ROAE was 3.78%, 2.95%, 5.10%, 1.83%, 2.77%, and 2.94%, respectively, as compared to the composite of OTS-supervised thrifts in Louisiana at 9.20%, 4.96%, 7.97%, 6.77%, 6.30%, and 6.17%. The ROAA and ROAE figures for Globe are shown on page 1 of Exhibit III and the figures for the Louisiana aggregates are shown on page 3 of Exhibit III.

FERGUSON & COMPANY                                                 SECTION I

                          I. FINANCIAL CHARACTERISTICS

PAST & PROJECTED ECONOMIC CONDITIONS

         Fluctuations in thrift earnings in recent years have occurred as a result of changing temporary trends in interest rates and other economic factors. However, the year-to-year results since the mid-1990s have been flat. The Federal Reserve reduced short-term rates three times, a total of 75 basis points ("BP"), between September 29, 1998, and November 17, 1998. It raised short-term rates six times, a total of 175 BP, between November 16, 1999, and May 16, 2000. It reduced short-term rates two times, a total of 100 BP, in January 2001. The commercial bank prime rate and the federal funds rate are currently at the same level they occupied prior to the rate decrease on September 29, 1998.

         The thrift industry generally is better equipped to cope with changing interest rates than it was in the past, and investors have recognized the demonstrated ability of the thrift industry to maintain interest margins in spite of rising interest rates. However, the more traditional thrifts operate on thin margins as a result of the competition for home loans and the influence that government-sponsored agencies such as FHLMC and FNMA exercise in the pricing of home loans.

FINANCIAL CONDITION OF INSTITUTION

BALANCE SHEET TRENDS

         As Table I.1 shows, Globe experienced a modest increase in assets during the period of four years ending December 31, 2000. Assets increased $4.255 million, a compound annual growth rate of 4.82% during the period. Loans increased $6.389 million, a compound annual growth rate of 12.20%; interest-bearing cash deposits decreased $1.243 million, a compound annual rate of decline of 19.18%; and investment securities decreased $1.134 million, a compound annual rate of decline of 4.27%. Savings deposits increased by $1.319 million, a compound annual growth rate of 1.94%. Borrowings increased $2.500 million, a compound annual growth rate of 36.78%. Equity increased $385 thousand, a compound annual growth rate of 3.18%.

ASSET/LIABILITY MANAGEMENT

         Managing interest rate risk is a major component of the strategy used in operating a thrift. Most of a thrift's interest-earning assets are long-term, while most of the interest-bearing liabilities have short to intermediate terms to contractual maturity. To compensate, asset/liability management techniques include (1) making long-term loans with interest rates that adjust to market periodically, (2) investing in assets with shorter terms to maturity, (3) lengthening the terms to maturities of savings deposits, and (4) seeking to employ any combination of the aforementioned techniques artificially through the use of synthetic hedge instruments. Table
I.3 shows Globe's rate shock analysis at September 30, 2000. It shows that, at a 300 BP increase in rates, Globe's NPV would decline by 64%. The Association has significant exposure to interest rate increases, but such exposure will be mitigated through the Association's post conversion equity position.

         Globe's basic approach to interest rate risk management has been to emphasize shorter term mortgage loans, invest in adjustable rate mortgage-backed securities, acquire term FHLB advances, and build equity capital. Globe currently is not utilizing synthetic hedge instruments. Borrowings are used as an alternative source of funds. Globe's business plan calls for a continuation of these strategies.

INCOME AND EXPENSE TRENDS

         Globe was profitable for the five fiscal years ending December 31, 2000. Fluctuations in income over the period have resulted from (1) changes in non-interest expense, principally the SAIF assessment of approximately $88,000 in 1996; (2) changes in non-interest income, principally securities and real estate gains of $37,000 in 1996; and (3) adjustments in loan loss provisions as the general economy in the area has improved. There was a negative loan loss provision of $41,000 in 1997 and minor loan loss provisions or recoveries recorded in other years within the five-year period.

FERGUSON & COMPANY                                                 SECTION I

         Net interest income declined in 1997 and 1998 as a result of declining spreads, increased in 1999 as a result of higher volumes, and declined in 2000 as a result of declining spreads.

REGULATORY CAPITAL REQUIREMENTS

         As Table I.4 demonstrates, Globe meets all regulatory capital requirements, and meets the regulatory definition of a "Well Capitalized" institution. Moreover, the additional capital raised in the stock conversion will add to the existing capital cushion.

LENDING

         Table I.5 provides an analysis of the Association's loan portfolio by type of loan and security. This analysis shows that, at December 31, 1999, and 2000, Globe's loan composition was dominated by 1-4 family dwelling loans. Table I.6 provides information on loan maturities at December 31, 2000.

         Table I.7 provides information with respect to loan originations, purchases, and repayments. It indicates the years ended December 31, 1999, and 2000, were good growth years.

         Table I.8 provides rates, yields, and average balances for the two years ended December 31, 2000. Interest rates earned on interest-earning assets increased from 6.70% in 1999 to 7.01% in 2000. Interest rates paid on interest-bearing liabilities increased from 4.84% in 1999 to 5.48% in 2000. Globe's spread decreased from 1.86% in 1999 to 1.54% in 2000.

         Table I.9 provides a rate volume analysis, measuring differences in interest-earning assets and interest-costing liabilities and the interest rates thereon during the years ended December 31, 1998, versus 1999, and December 31, 1999, versus 2000.

NON-PERFORMING ASSETS

         As shown in Table I.10, the Association had only $19,000 in 1-4 family loans that were on a nonaccrual basis at December 31, 2000, and no loans over 90 days delinquent and still accruing. Globe had $50,000 in nonperforming assets at December 31, 1999.

CLASSIFIED ASSETS

         Globe had $19 thousand in classified assets at December 31, 2000. The classified assets were all in the substandard category. They were 1-4 family loans 90 days or more delinquent and on a nonaccrual basis. The Association had a loan loss allowance of $92 thousand, or 484.2% of classified assets at December 31, 2000.

LOAN LOSS ALLOWANCE

         Table I.11 provides an analysis of Globe's loan loss allowance. Table I.12 shows the allocation of the loan loss allowance among the various loan categories as of December 31, 1999, and 2000.

MORTGAGE-BACKED SECURITIES AND INVESTMENTS

         Table I.13 provides a breakdown of investment securities as of December 31, 1999, and 2000. Table I.14 provides maturity information for investment securities held at December 31, 2000.

SAVINGS DEPOSITS

         At December 31, 2000, Globe's deposit portfolio was composed as follows: Passbook accounts-$2.147 million or 12.1%; and certificate accounts-$15.664 million or 87.9% (see Table I.15). Table I.15 also shows the composition of deposits at December 31, 1998, through 2000, with certificates in rate range. Table I.16 shows the totals of certificate deposits and the maturities by year with rate ranges at December 31, 2000. At December 31, 2000, 70.2% of Globe's certificates matured within one year and 88.3% matured within two years. Table I.17 presents information on savings activity during each of the three years in the period ended December 31, 2000.

FERGUSON & COMPANY                                                 SECTION I

         Globe is not overly dependent on jumbo certificates of deposit. At December 31, 2000, the Association had $1.488 million in certificates that were issued for $100 thousand or more, or 8.4% of its total deposits (see Table I.18).

BORROWINGS

         Table I.19 provides information on borrowings for the three years ended December 31, 2000.

SUBSIDIARIES

         Globe has no subsidiaries.

LEGAL PROCEEDINGS

         From time to time, Globe becomes involved in legal proceedings principally related to the enforcement of its security interest in real estate loans. In the opinion of Management of the Association, no legal proceedings are in process or pending that would have a material effect on Globe's financial position, results of operations, or liquidity.

EARNINGS CAPACITY OF THE INSTITUTION

         As in any interest sensitive industry, the interest rate environment will affect the future earnings capacity of Globe. Historically, the thrift industry has performed at less profitable levels in periods of rising interest rates. This performance is due principally to the general composition of the assets and the limited repricing opportunities afforded even the adjustable rate loans. The converse earnings situation (falling rates) does not afford the same degree of profitability potential for thrifts due to the tendency of borrowers to refinance both high rate fixed-rate loans and adjustable loans as rates decline.

         Globe is no exception to the aforementioned phenomenon. With its current asset and liability structure, however, it has significant exposure to rising interest rates.

         The addition of capital through the conversion will allow Globe to grow. As growth is attained, the leverage of that new capital should, from a ratio of expenses to total assets standpoint, reduce the operating expense ratio. However, growth and additional leverage will likely be moderate and well controlled to maintain the current low risk levels inherent in the Association's asset base.

ASSET-SIZE-EFFICIENCY OF ASSET UTILIZATION

         At its current size and in its current asset configuration, Globe is an efficient operation. With total assets of approximately $24.8 million, Globe has 4.0 full time equivalent employees.

INTANGIBLE VALUES

         Globe's greatest intangible value lies in its loyal deposit base. Globe has a 64-year history of sound operations, controlled growth, and consistent earnings. The Association currently has 0.64% of the deposit market in its area, and it has the ability to increase market share.

         Globe has no significant intangible values that could be attributed to unrecognized asset gains on investments and real estate.

EFFECT OF GOVERNMENT REGULATIONS

         As a traditional thrift, Globe has emphasized lending during recent years. With its diversification plans, the Association's loan mix is expected to change. Government regulations will have the greatest impact in the area of cost of compliance and reporting. The Conversion will create an additional layer of regulations and reporting and thereby increase the cost to the Association. Moreover, no future plans currently exist to make acquisitions or purchase branches or complicate operations with matters that would add to reporting and regulatory compliance.

FERGUSON & COMPANY                                                 SECTION I

OFFICE FACILITIES

         Globe's main office is a well-maintained leased facility that was occupied by the Association in 1998. Table I.20 provides information on Globe's office. The Association's facilities are adequate for the convenience and needs of the Association's customer base.

FERGUSON & COMPANY                                                 SECTION I

                               SECTION I - TABLES


[Table I.1 - Selected Financial Data]

[Table I.2 - Operating Ratios]

[Table I.3 - Interest Rate Shock]

[Table I.4 - Regulatory Capital Compliance]

[Table I.5 - Loan Portfolio Composition]

[Table I.6 - Loan Maturities]

[Table I.7 - Loan Origination, Purchase, and Repayment Activity]

[Table I.8 - Average Balances, Rates, and Yields]

[Table I.9 - Rate/Volume Analysis]

[Table I.10 - Non-Performing Assets]

[Table I.11 - Analysis of the Allowance for Loan Losses]

[Table I.12 - Allocation of Allowance for Loan Losses]

[Table I.13 - Investment Securities]

[Table I.14 - Investments at December 31, 2000]

[Table I.15 - Savings Deposits Detail]

[Table I.16 - Certificate of Deposit Maturities]

[Table I.17 - Savings Activity]

[Table I.18 - Large CD Maturities]

[Table I.19 - Borrowings]

[Table I.20 - Offices as of September 30, 2000]

                                   SECTION II
                                   MARKET AREA

FERGUSON & COMPANY                                                 SECTION II

                                 II. MARKET AREA

DEMOGRAPHICS

         Globe conducts its operations through one office located in Metairie, Jefferson Parish, Louisiana. Louisiana is in the southeastern region of the United States. Jefferson Parish is in the southeastern section of Louisiana, within the New Orleans Metropolitan Statistical Area ("MSA").

         Globe has determined that its principal trade area is Jefferson Parish and Orleans Parish, east of the Mississippi River, in the New Orleans MSA. Table II.1 presents historical and projected trends for the United States, Louisiana, New Orleans MSA, Jefferson Parish (which includes Metairie), Orleans Parish, and zip code 70002, where Globe's office is located. The information addresses population, income, employment, and housing trends.

         As indicated in Table II.1, recent historical and projected population growth rates for Louisiana are below the United States growth rate. Growth rates for New Orleans MSA, Jefferson Parish, Orleans Parish, and zip code 70002 are below both Louisiana and the United States. The projected growth rate for the period 1998 to 2003 for New Orleans MSA is slightly below the State of Louisiana, which is well below the United States. Orleans Parish has a projected decline in population while the projected growth rate for Jefferson Parish and zip code 70002 is almost zero. Household income growth for Louisiana and zip code 70002 is projected to be level with the United States while the projected growth rate for New Orleans MSA, Jefferson Parish, and Orleans Parish is projected to be well above the United States.

         In the period from 1990 until 1998, the population of the State of Louisiana grew 3.57%. During the same period, the New Orleans MSA population grew 1.84%, the Orleans Parish population decreased 6.55%, Jefferson Parish increased 0.34%, zip code 70002 increased 0.35%, and the United States population increased 8.65%. Projections of population growth from 1998 through 2003 indicate that the State of Louisiana will increase 2.09%, New Orleans MSA is projected to grow 1.23%, Orleans Parish is projected to decrease by 3.92%, Jefferson Parish is projected to increase by 0.18%, zip code 70002 is projected to increase 0.13%, and the United States population is projected to increase by 4.77%.

         Household income is projected to increase by 22.15% for New Orleans MSA, increase 18.43% for Orleans Parish, increase by 18.57% for Jefferson Parish, and increase by 16.00% for zip code 70002 from 1998 to 2003. For the same period, household income is projected to increase by 16.00% for the State of Louisiana and increase by 15.46% for the United States. Per capita and household income levels for the State of Louisiana are below those of the United States. Per capita income for New Orleans MSA and Orleans Parish are slightly above Louisiana, per capita income for Jefferson Parish is even with Louisiana, and per capita income for zip code 70002 is well above Louisiana. Per capita income for Louisiana, New Orleans MSA, Orleans Parish, and Jefferson Parish are all below the United States while per capita income for zip code 70002 is well above that of the United States. The 2003 projected household income distribution for Louisiana, New Orleans MSA, Orleans Parish, Jefferson Parish, and zip code 70002 is projected to be below that of the United States.

         The number of households in New Orleans MSA is projected to increase by 2.64% from 1998 to 2003, below the projection for the State of Louisiana, which calls for an increase of 3.69%, and well below the projected increase of 5.61% for the United States.

         With projections of a slight increase in population and number of households, combined with projections of a growing household income, the market for housing units will be stable with a low growth rate.

         Building permit information is shown in Table II.2. While the number of historical residential permits were flat over the period 1996 to 1999, projected construction information trends portend lending opportunities within the market.

FERGUSON & COMPANY                                                 SECTION II

         Based on information publicly available on deposits as of June 30, 2000 (see Table II.3), Metairie had $2,809.6 million in deposits and Globe had 0.64% of the deposit market, down slightly from 0.69% of the market at June 30, 1998. The Association's recent deposit growth rate has been flat, below the overall market. Globe's competition consists of 45 commercial bank offices and 11 thrift offices. Table II.3 shows that from June 30, 1998 to 2000, Globe's deposits decreased by $250 thousand (1.4%), while the overall market increased $177 million in deposits (6.7%). The Association's deposits decreased $155 thousand (0.9%) from June 30, 2000, to December 31, 2000. The Association's business plan projects that its deposits will grow at a moderate pace in the future. The Association intends to market its services and products more aggressively.

         The principal sources of employment in New Orleans MSA are services--32.1%; trade--24.5%; and public administration--16.9% (see Table II.4). Tourism is considered the primary engine of growth in the New Orleans MSA.(1)

         Analysis of the data presented above presents a picture of limited economic opportunity, suggesting that Globe's growth opportunities within its current market area will require developing new strategies.

         Growth opportunities for Globe can be assessed by reviewing economic factors in its market area. The salient factors include growth trends, economic trends, and competition from other financial institutions. We have reviewed these factors to assess the potential for the market area. In assessing the growth potential of the Association, we must also assess the willingness and flexibility of Management to respond to the competitive factors that exist in the market area. Our analysis of the economic potential and the potential of Management affects the valuation of the Association.












--------------------------------------
(1) METROPOLITAN REPORT, July 2000, University of New Orleans.

FERGUSON & COMPANY                                                 SECTION II

                                SECTION II TABLES

[Table II.1 - Demographic Trends - Key Economic Indicators]

[Table II.2 - Summary of Building Permits]

[Table II.3 - Market Area Deposits]

[Table II.4 - Percent Employment by Industry]

                                   SECTION III

                            COMPARISON WITH PUBLICLY

                                 TRADED THRIFTS

FERGUSON & COMPANY                                                  SECTION III

                  III. COMPARISON WITH PUBLICLY TRADED THRIFTS

COMPARATIVE DISCUSSION

         This section presents an analysis of Globe relative to a group of 11 publicly traded thrift institutions ("comparative group"). Such analysis is necessary to determine the adjustments that must be made to the pro forma market value of Globe's stock. Table III.1 presents a listing of the comparative group with general information about the group. Table III.2 presents key financial indicators relative to profitability, balance sheet composition and strength, and risk factors. Table III.3 presents a pro forma comparison of Globe to the comparative group. Exhibits III and IV contain selected financial information on Globe and the comparative group. This information is derived from quarterly TFR's filed with the OTS and call reports filed with the FDIC. The selection criteria and comparison with the comparative group are discussed below.

SELECTION CRITERIA

         Ideally, the comparative group would consist of thrifts in the same geographic region with identical local economies, asset size, capital level, earnings performance, asset quality, etc. However, there are few comparably sized institutions with stock that is liquid enough to provide timely, meaningful market values. Therefore, we have selected a group of comparatives that are either listed on the New York Stock Exchange ("NYSE"), the American Stock Exchange ("AMEX"), or Nasdaq. We excluded companies that are apparent takeover targets and companies with unusual characteristics that tend to distort both mean and median calculations. For example, we have excluded all companies with losses during the trailing twelve months. We have also excluded mutual holding companies (see Exhibit VI).

         Because of the limited number of similar size thrifts with sufficient trading volume, we looked for members of the comparative group among thrifts with assets up to $200 million. The Southwest Region, which includes Louisiana, had five thrifts that met the size requirements. We found 77 thrifts that met the asset size requirements in the entire country (we consider 10 to be the minimum number), and we retained 11 and eliminated 66 for the following reasons: (a) Five were mutual holding companies; (b) Seven did not have PE ratios for the last year and five had PE ratios over 30 for the last year; (c) Fifty-one had equity either under 13% of assets or over 23% of assets; (d) Nine had agreed to be acquired; (e) Nine had non-performing assets in excess of 1% of assets; (f) Seven had loans less than of 50% of assets; and (g) Eight had loans serviced in excess of 25% of assets. After eliminating the thrifts described above, there were 11 left.

         The principal source of data was SNL Securities, Charlottesville, Virginia. There are approximately 300 publicly traded thrifts listed on NYSE, AMEX, or Nasdaq. In developing statistics for the entire country, we eliminated certain institutions that skewed the results, in order to make the data more meaningful:

         - We eliminated companies with losses,

         - We eliminated indicated acquisition targets,

         - We eliminated companies with price/earnings ratios in excess of 35, and

         - We eliminated companies that had not reported as a stock institution for one complete year.

The resulting group of 249 publicly traded thrifts is included in Exhibit V.

         The selected group of comparatives has sufficient trading volume to provide meaningful price data. Nine of the comparative group members are located in the Midwest and the others are located in the Northeast (1) and West (1) Regions. With total assets of approximately $24.8 million, Globe is well below the group selected, which has average assets of $102.0 million and median assets of $109.5 million. Globe's

FERGUSON & COMPANY                                                  SECTION III

assets after conversion will continue to be much smaller than the comparative group. Pro forma assets at the midpoint are $26.5 million.

PROFITABILITY

         Using the comparison of profitability components as a percentage of average assets, Globe was below the comparative group in net income, 0.30% to 0.94%; net interest income, 2.15% to 3.34%; noninterest income, 0.01% to 0.29%; efficiency ratio, 82.35% to 60.22%; and core income, 0.30% to 0.92%. Globe was above the comparative group in loss provisions, 0.02% to 0.06%; and operating expense, 1.78% to 2.18%. Globe's operating expense minus other income was 1.77% versus 1.89% for the comparative group. After conversion, deployment of the proceeds will provide additional income, and Globe will compare more favorably with the comparative group in terms of return on average assets, with a return of 0.41% at the midpoint of the appraisal range. Pro forma return on average equity is 2.29% at the midpoint, versus a mean of 5.75% and median of 6.09% for the comparative group.

         As compared with the comparative group, Globe has a lower level of loss provisions and operating expense. Globe is below the comparative group in all other areas of operations shown on Table III.2. Globe has two serious impediments to earnings relative to the comparative group-(1) its spread; and
2) its ratio of interest-earning assets to interest-bearing liabilities. The proceeds from the stock sale will improve most of Globe's operating ratios. However, it will take some time and asset growth to leverage the capital. In addition, improving the spread will require growth in higher yielding loans and lower costing liabilities.

BALANCE SHEET CHARACTERISTICS

         The general asset composition of Globe is similar to that of the comparative group. Globe has a higher level of passive investments with 27.73% of its assets invested in cash, investments, and mortgage-backed securities, versus 22.03% for the comparative group. Globe has a lower percentage of its assets in loans, at 69.84% versus 78.15% for the comparative group. Globe's percentage of earning assets to interest-costing liabilities is lower than that of the group. Globe has 114.49% and the comparative group averages 119.18%. After conversion, Globe's ratio will be higher than that of the group of comparatives (122.5% at the midpoint).

         The liability side differs mainly in that Globe has a lower percentage of borrowings, a higher percentage of deposits, and a lower percentage of equity. Globe has borrowings of 14.11% of assets versus 16.19% of assets for the comparative group and deposits equal to 71.83% of assets versus 67.05% for the comparative group. Globe's equity is 13.20% of assets versus 15.73% for the comparative group. Globe's equity ratio after conversion will be above that of the comparative group. Globe's pro forma equity ratio at the midpoint is 18.8% (20.7% at the supermaximum).

RISK FACTORS

         Globe and the comparative group both have negligible levels of non-performing assets, at 0.08% of assets for Globe versus 0.19% for the comparative group. Globe's loan loss allowance is 0.53% of loans, which is in line with the comparative group at 0.56%. Almost all of Globe's loans are long-term, fixed rate. The Bank's gap position is aided by having all of its investments in adjustable rate mortgage-backed securities. Its rate shock table indicates a 42% decline in net portfolio value at a 200 basis point increase in rates and a 64% decline in net portfolio value at a 300 basis point rate increase (see Table I.3). The comparative group information indicates a positive 4.27% one-year gap to assets. However, only one of the eleven members of the group reported their gap. Overall, we believe that Globe has a higher level of interest rate risk than that of the comparative group.

FERGUSON & COMPANY                                                  SECTION III

SUMMARY OF FINANCIAL COMPARISON

         Based on the above discussion of operational, balance sheet, and risk characteristics of Globe compared with the group, we believe that Globe's performance is below that of the comparative group. The conversion proceeds will improve several of Globe's financial aspects, but, after conversion, the Association will continue to lag the comparative group in some financial areas. Expansion of the earnings base is needed to leverage the capital to achieve a reasonable return on equity. In addition, diversification of Globe's loan and deposit products is required to achieve an improved spread.

FUTURE PLANS

         Globe's future plans are to be a well capitalized profitable institution with good asset quality and a commitment to serving the needs of its trade area. The business plan projects that the Bank will experience moderate growth, leveraging the capital slowly, and diversifying its products.

         In recent years, Globe has experienced no growth. The Bank's business plan projects that it will experience growth in loans, savings deposits, and liquidity. The additional capital raised by the sale of Common Stock will initially be used to purchase short-term investment securities.

         Increasing market penetration by increasing the number of services and products available are the most likely methods to achieve growth.

FERGUSON & COMPANY                                                  SECTION III

                               SECTION III TABLES

[Table III.1 - Comparatives General Characteristics]

[Table III.2 - Key Financial Indicators]

[Table III.3 - Pro Forma Comparisons]

                                   SECTION IV

                              CORRELATION OF MARKET

                                      VALUE

FERGUSON & COMPANY                                                 SECTION IV


                         IV. CORRELATION OF MARKET VALUE

MARKETABILITY & LIQUIDITY OF STOCK TO BE ISSUED

         Certain factors must be considered to determine whether adjustments are required in correlating Globe's market value to the comparative group. Those factors include financial aspects, market area, management, dividends, liquidity, thrift equity market conditions, and subscription interest.

         This section addresses the aforementioned factors and the estimated pro forma market value of the to-be-issued common shares and compares the resulting market value of the Association to the members of its comparative group and the selected group of publicly held thrifts.

FINANCIAL ASPECTS

         Section III includes a discussion regarding a comparison of Globe's earnings, balance sheet characteristics, and risk factors with its comparative group. Table III.2 presents a comparison of certain key indicators, and Table III.3 presents certain key indicators on a pro forma basis after conversion.

         As shown in Table III.2, from an overall earnings viewpoint, Globe is below its comparative group. It is below the group in some categories and above the group in some categories. Globe's net income is 0.30% of assets versus 0.94% for the comparatives; its net interest income as a percent of assets is 2.15% versus 3.34% for the comparatives; its other income as a percent of assets is 0.01% versus 0.29% for the comparatives; its efficiency ratio is 82.35% versus 60.22% for the comparatives; and its core income as a percent of assets is 0.30% versus 0.92% for the comparatives. Its loan loss provision as a percent of assets is 0.02% versus 0.06% for the comparatives; and Globe's operating expenses as a percent of assets is 1.78% versus 2.18% for the comparatives.

         The net interest income difference results from Globe's lower ratio of interest-earning assets to interest-bearing liabilities and its more traditional loan and deposit products.

         After Globe completes its stock conversion, its core income as a percentage of average assets will increase. Table III.3 projects that Globe's return on assets will be 0.41% at the midpoint, versus a mean of 0.92% and median of 0.83% for the comparative group.

         Globe's pro forma equity to assets ratio at the midpoint is 18.8%, versus a mean of 15.7% and median of 15.2% for the comparative group. Globe's pro forma return on equity is well below the comparative group--2.29% at the midpoint versus a mean of 5.75% and median of 6.09% for the comparative group.

         Globe's recorded earnings required no adjustments for appraisal purposes.

                         TABLE IV.1 - APPRAISAL EARNINGS

Net income, year ended December 31, 2000                              $76,000
Adjustments                                                                 0
                                                         ---------------------
Appraisal earnings, year ended December 31, 2000                      $76,000
                                                         =====================

         Globe's asset composition is similar but more passive, than the comparative group. Globe has a lower ratio of loans to assets, higher ratio of investments (mortgage-backed securities) to assets, higher ratio of deposits to assets, lower ratio of borrowings to assets, and a lower ratio of equity to assets. From the risk factor viewpoint, Globe is similar to the comparative group. Globe has a slightly lower level of non-performing assets. Globe's loan loss allowance is 0.53% of loans, comparing favorably with the

FERGUSON & COMPANY                                                 SECTION IV

comparative group, which is 0.56%. Its ratio of interest-earning assets to interest-bearing liabilities (114.49%) is below the comparative group (119.18%). Globe's ratio will be above the comparative group after conversion. From an interest rate risk factor, Globe probably has more interest rate risk than the comparative group.

         We believe that a DOWNWARD ADJUSTMENT is necessary relative to financial aspects of Globe.

MARKET AREA

         Section II describes Globe's market area.

         We believe that NO ADJUSTMENT is required for Globe's market area.

MANAGEMENT

         The President and CEO joined Globe in 1988, became a director in 1989, and assumed his current duties in 1992. Mr. Exnicios is a certified public accountant. Prior to joining Globe, he spent eight years in public accounting and two years as chief financial officer of a public petrochemical company. Although the President is quite competent, he is the only member of executive management. Globe has an informal management succession plan.

         As a result of the lack of depth in management, we believe that a DOWNWARD ADJUSTMENT is required for Globe's management.

DIVIDENDS

         Table III.3 provides dividend information relative to the comparative group and the thrift industry as a whole. The comparative group is paying a mean yield on price of 4.14% and a median of 4.03%, while all public thrifts are paying a mean of 2.90% and median of 2.93%. Globe intends to pay a dividend of $.30 per share initially, or 3.00% on the issue price.

         We believe that NO ADJUSTMENT is required relative to Globe's intention to not pay dividends.

LIQUIDITY

         The Holding Company has never issued capital stock to the public, and as a result, no existing market for the Common Stock exists. Although the Holding Company will apply to list its Common Stock on the OTC Bulletin Board, there can be no assurance that a liquid trading market will develop.

         A public market having the desirable characteristics of depth, liquidity, and orderliness depends upon the presence, in the market place, of both willing buyers and sellers of the Common Stock. These characteristics are not within the control of the Association or the market.

         The peer group includes companies with sufficient trading volume to develop meaningful pricing characteristics for the stock. The market value of the comparative group ranges from $6.78 million to $19.31 million, with a mean value of $12.51 million and a median value of $12.23 million. The midpoint of Globe's valuation range is $2.3 million at $10 a share, or 230,000 shares.

         We believe a DOWNWARD ADJUSTMENT is required relative to the liquidity of Globe's stock.

THRIFT EQUITY MARKET CONDITIONS

         The SNL Thrift Index is summarized in Figure IV.1. As the table demonstrates, the Thrift Index performed well from the end of 1994 to the end of 1997, declined in 1998 and 1999, and recovered in 2000. The Index has changed as follows: Year ended December 31, 1995--increased 53.9% from 244.7 to 376.5; Year ended December 31, 1996--increased 28.4% to 483.6; Year ended December 31, 1997--increased 68.3% to 814.1; Year ended December 31, 1998--decreased 13.3% to 705.9; Year ended December 31,

FERGUSON & COMPANY                                                 SECTION IV

1999--decreased 20.3% to 562.4; and year ended December 31, 2000--increased 55.5% to 874.3. It is market value weighted with a base value of 100 as of March 31, 1984.

         As shown in Figure IV.1, which is a graph of the SNL Thrift Index covering from December 31, 1994, through February 13, 2001, the market, as depicted by the index, has experienced fluctuations recently. It dipped in 1998 and 1999 and the first quarter of 2000. The Index then increased 4.1% during the June 2000 quarter, 26.5% during the September 2000 quarter, and 21.7% during the December 2000 quarter. It declined 0.8% to 866.9 during the period from December 31, 2000, to February 13, 2001.

         The increase in the SNL Index, in general, has been parallel with the increases in other equity markets with some interim fluctuations caused by changes or anticipated changes in interest rates. Another factor, however, is also notable. In other markets, increased prices are responding to improved profits, with price to earnings ratios increasing as earnings potentials are anticipated. However, the thrift IPO market has been affected by speculation that the majority of the institutions will become viable consolidation candidates and sell at some expanded multiple of book value.

LOUISIANA ACQUISITIONS

         Table IV.2 provides information relative to acquisitions of banks in Louisiana announced between January 1, 2000, and February 13, 2001. There were no thrift acquisitions and four bank acquisitions announced during that time frame. Currently, there are four publicly held thrifts in the State of Louisiana. There are ten publicly held thrifts in the southwest region of the country. Bank acquisitions in Louisiana since January 1, 2000, have averaged 203.1% of tangible book value and 15.7 times earnings. The median price has been 217.1% of tangible book value and 17.0 times earnings. Thrifts generally sell at lower price/book multiples than do banks. The last thrift sale announced in Louisiana was in November 1997.

EFFECT OF INTEREST RATES ON THRIFT STOCK

         The current interest rate environment and the anticipated rate environment will affect the pricing of thrift stocks and all other interest sensitive stocks. As the economy continues to expand, the fear of inflation can return. The Federal Reserve last raised rates when it raised short-term interest rates 50 basis points ("BP") on May 16, 2000. Unemployment has recently reached new low levels and is currently hovering at the 4.0% mark. Combining an absence of inflationary pressures with a slowing economy, the Federal Reserve reduced short-term interest rates 50 BP on January 3, 2001. This was the first rate reduction since November 1998. The Federal Reserve raised rates six times between June 1999 and May 2000. The Federal Reserve again reduced short-term interest rates by 50 BP on January 31, 2001.

         Internationally, our Trade Deficit continues to grow. Our economy has continued to grow more rapidly than that of our major trading partners--most notably those in Asia. Several of the economies in that region are experiencing significant problems. The economic problems of the East will have a negative impact on our economy as these countries try to export themselves out of their cash problems. The prices of their products will fall and their purchase of our export goods will diminish and U.S. trade deficits will increase. Problems in that region have and will continue to cause problems in the United States equities markets and could cause our economy to slow. Recent announcements of major layoffs among large companies will have some effect on our unemployment and economic situation.

         The thrift equities market is following the market in general. However, the thrift equities market will continue to be influenced by the speculation that there will eventually be a buyout, and by the fact that thrift conversion IPO stock can be purchased at significant discounts from book value. These two facts could keep the thrift equities market from falling as much as the other general markets. Merger activity has slowed considerably in 2000.

         What is likely to happen in the short to intermediate term is that rates will float around current levels for the next few months. The yield curve will continue to be of normal configuration, but

FERGUSON & COMPANY                                                 SECTION IV

exceedingly flat. Some economists feel that a flattening yield curve could be signaling a business slowdown. The current spread (see Figure IV.2) is 0.71% between the one year T-Bill and the 30 year long bond. Historically, when the yield curve becomes flat, the "GDP" growth also slows.

         With the Federal Reserve always ready to raise (or lower) rates as economic conditions warrant, it is likely that during the next few months, interest rates will be stable. The supply and demand portion of the equation is nicely balanced, and a continuation of such equilibrium will probably restrain rising rates in the near term. It is likely that in the short-term, interest rates will ease a bit.

         With consumer confidence declining, job growth declining, and manufacturing activity declining, the new Administration will be challenged to keep the economy on track and avoid a recession. The recent interest rate drops by the Federal Reserve, combined with the possibility of further interest rate cuts and the expected reductions in tax rates should set the stage.

         Thrift net interest margins have remained stable. The equilibrium in the supply and demand portion of the interest rate market has helped continue the profitability mode of the industry that started in 1993. Access to mortgage-backed securities and derivatives has made it possible for many to be profitable without making loans in significant volumes.

         Figure IV.2 graphically displays the rate environment since August 25, 2000. At that time, the yield curve was relatively flat, with only a negative 57 BP difference between the one-year treasury bill rate and the thirty-year treasury. Since that time, the yield curve has become slightly more sloped, with a positive 71 BP spread between the one-year treasury bill rate and the thirty-year treasury rate at February 9, 2001.

         At February 9, 2001, the spread between the one-year T-Bill and the five-year T-Note was 14 BP, and the spread between the five-year T-Note and the thirty-year bond was 57 BP. At August 25, 2000, the spreads were negative 22 BP and negative 35 BP, respectively.

         From August 25, 2000, to February 9, 2001, the Fed Funds rate decreased 95 BP and the Prime Rate decreased 100 BP.

         Increased cost of funds will serve to narrow the net interest margins of thrifts. A thrift's ability to maintain net interest margins through business cycles is important to investors, unless thrifts can offset the decline in net interest income by other sources of revenue or reductions in noninterest expense. The former is difficult and the latter is unlikely.

         Globe, with its interest rate risk management, is more vulnerable to rising rates than most.

         In recent years, conversion stocks often experienced first day 30% or more increases in value. However, as Table IV.3 shows, recent price appreciation has not been as robust. While price appreciation for conversions closing between July 1, 1997, and March 31, 1998, were shattering previous records for immediate increases, the pops have subsided significantly since that time. Table IV.3 provides information on 11 conversions completed since December 31, 1999. The average change in price since conversion is a gain of 53.2% and the median change is a gain of 52.5%. Within that group, all have increased in value. The worst performer increased 5.6% in value and the best performer increased 106.9% in value. The average increase in value at one day, one week, and one month after conversion has been 8.4%, 7.8%, and 9.3%, respectively. The median increase in value at one day, one week, and one month after conversion has been 2.5%, 1.1%, and 6.9%, respectively.

         We believe a DOWNWARD ADJUSTMENT is required for the new issue discount.

FERGUSON & COMPANY                                                 SECTION IV

ADJUSTMENTS CONCLUSION

                               ADJUSTMENTS SUMMARY

------------------------------------------- -------------------- -------------------- ---------------
                                                 NO CHANGE             UPWARD                DOWN
Financial Aspects                                                                              X
Market Area                                          X
Management                                                                                     X
Dividends                                            X
Liquidity                                                                                      X
Thrift Equity Market Conditions                                                                X
------------------------------------------- -------------------- -------------------- ---------------

VALUATION APPROACH

         Typically, investors rely on the price/earnings ratio as the most appropriate indicator of value. We consider price/earnings to be one of the important pricing methods in valuing a thrift stock. Price/book is a well-recognized yardstick for measuring the value of financial institution stocks in general. Another method of viewing thrift values is price/assets, which is more meaningful in situations where the subject is thinly capitalized. Given the healthy condition of the thrift industry today, more emphasis is placed on price/earnings and price/book. Generally, price/earnings and price/book should be considered in tandem.

         Table III.3 presents Globe's pro forma ratios and compares them to the ratios of its comparative group and the publicly held thrift industry as a whole. Globe's earnings for the twelve months ended December 31, 2000, were approximately $76,000, with no adjustments required to determine appraisal earnings. Management has indicated an intention, to exhibit the flexibility in operations needed to serve both the public and the institution and take advantage of the opportunities available in the Association's market. Globe is vulnerable to significant upward interest rate variations. The Association projects moderate growth.

         The comparative group traded at an average of 14.5 times earnings at February 13, 2001, and at 78.3% of book value. The Comparative group traded at a median of 13.7 times earnings and 76.1% of book value. At the midpoint of the valuation range, Globe is priced at 20.5 times earnings and 46.3% of book value. At the maximum end of the range, Globe is priced at 22.1 times earnings and 50.1% of book value. At the supermaximum, Globe is priced at
23.8 times earnings and 54.1% of book value.

         The midpoint valuation of $2,300,000 represents a discount of 40.9% from the average and a discount of 39.2% from the median of the comparative group on a price/book basis. The price/earnings ratio for Globe at the midpoint represents a premium of 41.4% over the comparative group's mean and a premium of 49.6% over the median price/earnings ratio.

         The maximum valuation of $2,645,000 represents a discount of 36.0% from the average and 34.2% from the median of the comparative group on a price/book basis. The price/earnings ratio for Globe at the maximum represents a premium of 52.4% over the average and 61.3% over the median of the comparative group.

         As shown in Table IV.3, conversions closing since December 31, 1999 (excluding mutual holding companies), have closed at an average price to book ratio of 50.4% and median of 52.4%. Globe's pro forma price to book ratio is 46.3% at the midpoint, 50.1% at the maximum, and 54.1% at the supermaximum of the range. At the midpoint, Globe is 8.1% below the average and 11.6% below the

FERGUSON & COMPANY                                                 SECTION IV

median. At the maximum of the range, Globe is 0.6% below the average and 4.4% below the median. At the supermaximum of the range, Globe's pro forma price to book ratio is 7.3% above the average and 3.2% above the median.

         As shown in Table IV.4, pink sheet conversions closing since December 31, 1999 (excluding mutual holding companies), have closed at an average price to book ratio of 50.2% and median of 54.0%. At the midpoint, Globe is 7.8% below the average and 14.3% below the median. At the maximum of the range, Globe is 0.2% below the average and 7.2% below the median. At the supermaximum of the range, Globe's pro forma price to book ratio is 7.8% above the average and 0.2% above the median.

VALUATION CONCLUSION

         We believe that as of February 13, 2001, the estimated pro forma market value of Globe was $2,300,000. The resulting valuation range was $1,955,000 at the minimum to $2,645,000 at the maximum, based on a range of 15% below and 15% above the midpoint valuation. The supermaximum is $3,041,750, based on 1.15 times the maximum. Pro forma comparisons with the comparative group are presented in Table III.3 based on calculations shown in
Exhibit VII.

FERGUSON & COMPANY                                                 SECTION IV

                                SECTION IV TABLES

[Table IV.2 - Louisiana Acquisitions]

[Table IV.3 - Recent Conversions (completed since December 31, 1999)]

[Table IV.4 - Recent Pink Sheet Conversions (completed since December 31, 1999)]

[Table IV.5 - Comparisons of Pricing Ratios]

[Figure IV.5 - SNL Index]

[Figure IV.2 - Interest Rates]

                                    EXHIBITS

                                    EXHIBIT I

FERGUSON & COMPANY


                         EXHIBIT I - FIRM QUALIFICATIONS

         Ferguson & Company (F&C), is a financial, economic, and regulatory consulting firm providing services to financial institutions. It is located in Hurst, Texas. Its services to financial institutions include:

-    Mergers and acquisition services

-    Business plans

-    Fairness opinions and conversion appraisals

-    Litigation support

-    Operational and efficiency consulting

-    Human resources evaluation and management

         F&C developed several financial institution databases of information derived from periodic financial reports filed with regulatory authorities by financial institutions. For example, F&C developed TAFS and BankSource. TAFS includes thrifts filing TFR's with the OTS and BankSource includes banks and savings banks filing call reports with the FDIC. Both databases include information from the periodic reports plus numerous calculations derived from F&C's analysis. In addition, both databases are interactive, permitting the user to conduct merger analysis, do peer group comparisons, and a number of other items. In 1994, F&C sold its electronic publishing segment to Sheshunoff Information Services Inc., Austin, Texas.

         Brief biographical information is presented below on F&C's principals:

WILLIAM C. FERGUSON, MANAGING PARTNER

Mr. Ferguson has approximately 30 years of experience providing various services to financial institutions. He was a partner in a CPA firm prior to founding F&C in 1984. Mr. Ferguson is a frequent speaker for financial institution seminars and he has testified before Congressional Committees several times on his analysis of the state of the thrift industry. Mr. Ferguson has a B.A. degree from Austin Peay University and an M.S. degree from the University of Tennessee. He is a retired CPA.

CHARLES M. HEBERT, PRINCIPAL

Mr. Hebert has over 30 years of experience providing services to and managing financial institutions. He spent 7 years as a national bank examiner, 14 years in bank management, 5 years in thrift management, and has spent the last 12 years on the F&C consulting staff. Mr. Hebert holds a B.S. degree from Louisiana State University.

ROBIN L. FUSSELL, PRINCIPAL

Mr. Fussell has approximately 30 years of experience providing professional services to and managing financial institutions. He worked on the audit staff of a "Big Five" accounting firm for 12 years, served as CFO of a thrift for 3 years, and has worked in financial institution consulting for the last 17 years. He is a co-founder of F&C. He holds a B.S. degree from East Carolina University. He is a retired CPA.

                                   EXHIBIT II

                                   EXHIBIT II

[Exhibit II.1 - Selected Publicly Held Southwest Region Thrifts]

[Exhibit II.2 - Selected Publicly Held Louisiana Thrifts]

[Exhibit II.3 - Comparatives General Characteristics]

[Exhibit II.4 - Comparatives Balance Sheet Characteristics]

[Exhibit II.5 - Comparatives Operations Characteristics]

[Exhibit II.6 - Comparatives Pricing Characteristics]

[Exhibit II.7 - Comparatives Risk Characteristics]

                                   EXHIBIT III

                                   EXHIBIT III

[Exhibit III - Financial Highlights]

                                   EXHIBIT IV

                                   EXHIBIT IV

[Exhibit IV - Financial Highlights Comparative Group]

                                    EXHIBIT V

                                    EXHIBIT V

[Exhibit V - Selected Publicly Held Thrifts]

                                   EXHIBIT VI

FERGUSON & COMPANY

                    EXHIBIT VI - COMPARATIVE GROUP SELECTION

To search for a comparative group for Globe, we selected all thrifts from the entire U.S. with assets less than $200 million that have sufficient trading volume to produce meaningful market information. All of these thrifts are listed on either AMEX, NYSE or Nasdaq.

We found 77 thrifts in the asset size described above. We eliminated 66 and retained a group of 11. Normally, we consider 10 to 12 to be the desired sample size.

We eliminated thrifts for the following reasons: 1) Mutual holding company;
2) PE for the last twelve months >30; 3) Equity under 13% or more than 23% of assets; 4) Merger agreement has been executed; 5) Non-performing assets >1.0% of assets; 6) Loans < 50% of assets; and 7) Loans serviced >25% of assets.

The group of 77 from which the comparative group was selected is listed on
Exhibit VI.1 and the selected comparative group is listed on Exhibit VI.2. On
Exhibit VI.1, we have blocked the cells that indicate which ones were not selected and why. Set forth below is a legend for the column summarizing reasons individual thrifts were not selected.

A Mutual holding company.

B PE ratio for most recent year over 30 or PE ratio NA or NM.

C Equity under 13% or more than 23% of assets.

D Merger agreement has been executed.

E Non-performing assets > 1.0% of total assets.

F Loans < 50% of assets.

G Loans serviced exceeds 25% of assets.

FERGUSON & COMPANY

[Exhibit VI.1 - Comparative Group Selection]

[Exhibit VI.2 - Comparative Group Selected]

                                   EXHIBIT VII

FERGUSON & COMPANY
                                   EXHIBIT VII
                              PRO FORMA ASSUMPTIONS

1. Net proceeds from the conversion were invested at the beginning of the period at 5.4%, which was the approximate rate on the one-year treasury bill on December 31, 2000. This rate was selected because it is considered more representative of the rate the Association is likely to earn.

2. Globe's ESOP will acquire 8% of the conversion stock with loan proceeds obtained from the Holding Company; therefore, there will be no interest expense. We assumed that the ESOP expense is 10% annually of the initial purchase.

3. Globe's RP will acquire 4% of the stock through open market purchases at the same price per share as that paid for conversion stock and the expense is recognized ratably over five years as the shares vest.

4. All pro forma income and expense items are adjusted for income taxes at a combined state and federal rate of 34.0%.

5. In calculating the pro forma adjustments to net worth, the ESOP and RP are deducted in accordance with generally accepted accounting principles.

6. Earnings per share ("EPS") have been calculated simply by dividing pro forma net income by the total shares assumed issued. The price earnings ("P/E") ratio is simply total pro forma market capitalization divided by pro forma net income. Calculating EPS under AICPA SOP 93-6 and assuming 10% of the ESOP shares are committed to be released at the beginning of the period and under SFAS 128 assuming 20% of the RP shares are vested at the beginning of the period, basic EPS would be $0.60, $0.54, $0.50 and $0.47, diluted EPS would be the same as basic EPS, and the PE ratio would be 13.7, 18.5, 20.0 and 21.3, respectively, at the minimum, midpoint, maximum and supermaximum of the range.

FERGUSON & COMPANY

[Exhibit VII - Pro Forma Effect of Conversion Proceeds At the Minimum of the
               Conversion Valuation Range Valuation Date as of February 13,
               2001]

[Exhibit VII - Pro Forma Analysis Sheet]